Exhibit 12


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                                   AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES
                                    SCHEDULE SETTING FORTH THE COMPUTATION OF RATIOS
                                       OF CONSOLIDATED EARNINGS TO FIXED CHARGES



                                                                   YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------------------------------
                                           1995            1994            1993            1992            1991
                                        -------------   ------------    -------------  -------------    -----------
Earnings:

 Income (including dividends from
  less-than-50%-owned affiliates)
  before income taxes, equity in
  earnings of affiliates and
  others, cumulative effect on
  prior years of change in
  accounting principle, extra-
  ordinary income and minority
   interests.......................     $  2,059,000    $ 11,307,000    $  4,746,000    $ 24,260,000    $  2,396,000

 Fixed charges.....................       16,538,000      20,024,000      23,575,000      20,303,000      28,196,000
                                        ------------    ------------    ------------    ------------    ------------

   Earnings........................     $ 18,597,000    $ 31,331,000    $ 28,321,000    $ 44,563,000    $ 30,592,000
                                        ============    ============    ============    ============    ============

Fixed Charges:

 Interest..........................     $ 16,290,000    $ 19,109,000    $ 22,364,000    $ 18,346,000    $ 26,006,000

 Amortization of debenture
  expenses.........................          248,000         915,000       1,211,000       1,957,000       2,190,000
                                        ------------    ------------    ------------    ------------    ------------

 Fixed charges.....................     $ 16,538,000    $ 20,024,000    $ 23,575,000    $ 20,303,000    $ 28,196,000
                                        ============    ============    ============    ============    ============


Ratio of earnings to fixed charges         1.12:1          1.56:1          1.20:1          2.19:1          1.08:1
                                        ============    ============    ============    ============    ============








                                                          E-30


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